                                                                    Exhibit 99.1


[CURAGEN GRAPHIC APPEARS HERE]
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Contacts:
---------
David Wurzer                                           Mark R. Vincent
Executive Vice President and CFO                       Vice President
CuraGen Corporation                                    Noonan Russo Presence
1-888-GENOMICS                                         1-212-845-4239
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FOR IMMEDIATE RELEASE
---------------------

       CuraGen Reports Fourth Quarter and Year End 2002 Financial Results and 2003 Projected Milestones and Financial Guidance

              - Preclinical Pipeline Advancements Highlight Year -

--------------------------------------------------------------------------------
      Conference Call Details: Live webcast will begin at 11:00 a.m. EST at
                                www.curagen.com.
         A replay of the conference call will be available starting at 2
        p.m. EST on Thursday, January 30 through Friday, February 28, by dialing 800-642-1687 (domestic) or 706-645-9291 (international).
                     The passcode for the replay is 7520860.
--------------------------------------------------------------------------------

NEW HAVEN, CT -- JANUARY 30, 2003 -- CURAGEN CORPORATION (NASDAQ: CRGN), a genomics-based pharmaceutical company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2002.

"During 2002, CuraGen announced its first IND candidate, CG53135 for mucositis, an often debilitating side effect of chemotherapy and radiotherapy. We also signed an agreement to manufacture our first potential antibody IND candidate for kidney disease, launched a new technology for predicting drug toxicity, and established four collaborations with pharmaceutical and biotech partners," stated Jonathan M. Rothberg, Ph.D., CuraGen's Founder, Chairman, and CEO. "With these successes came significant challenges that were addressed quickly and effectively. Through a corporate restructuring, we re-aligned resources to reduce costs, extend CuraGen's strong cash position, and better enable Company scientists to select, advance, and manage drug development projects that have the best chance for clinical success. With strong management and experienced scientific teams in place, CuraGen is well positioned to advance the most promising drug candidates through clinical trials, while maintaining the flexibility to partner select drug candidates with pharmaceutical collaborators," added Dr. Rothberg.

For the year ended December 31, 2002, revenue decreased 22% to $18.2 million, compared to $23.5 million for the fiscal year 2001, as the Company continued to reduce service-based revenues while increasing focus on its drug pipeline. During the fourth quarter of 2002, revenue decreased 32% to $3.8 million, compared to $5.5 million for the same period in 2001. Research and development expenditures, in support of CuraGen's pipeline, increased 24% to $81.7 million for the year ended 2002, compared to $65.8 million for the fiscal year 2001. During the fourth quarter of 2002, research and development expenditures decreased 10% to $18.0 million, compared to $20.0 million for the same period in 2001, as a result of corporate restructuring undertaken to decrease early-stage drug discovery expenses.

As of December 31, 2002, CuraGen had available cash and investments of $414.8 million and subordinated convertible debt of $150 million.

CuraGen's net loss for the year ended December 31, 2002, was $90.4 million or $1.85 per share, compared to $42.9 million or $0.89 per share for the fiscal year 2001. The net loss for the fourth quarter of 2002,

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

including an $11.0 million restructuring charge, was $28.9 million or $0.59 per share, compared to a net loss of $16.1 million or $0.33 per share, for the fourth quarter of 2001.

CuraGen scientists are developing a pipeline of products in the areas of obesity and diabetes, cancer, inflammatory disease, and central nervous system (CNS) disorders. This pipeline includes a portfolio of potential protein, antibody, and small molecule therapeutics to treat previously unmet medical needs. As a result of recent corporate restructuring, this pipeline has been re-prioritized to maximize output through focusing resources on those projects believed to have the highest potential for return on investment and shortest development time. CuraGen scientists have elected approximately 60 potential protein therapeutic projects and are now focused on the 20 with the highest priority. Five of these proteins have been validated in relevant cellular assays, and one of these, CG53135 (or FGF20), is anticipated to be advanced into the clinic during the first half of 2003.

In the area of antibody development, CuraGen has elected approximately 90 antibody targets with Abgenix. This collaboration has produced fully human monoclonal antibodies against 28 of these targets, six of which have been validated in relevant cellular assays. CuraGen has established manufacturing capabilities for CR002, for which we anticipate advancing into clinical trials during 2004 as a potential treatment for kidney disease.

Lastly, CuraGen's understanding of the human genome and the genetic basis of disease has enabled CuraGen and Bayer scientists to elect approximately 60 small molecule projects, conduct screening on 20 of these, and advance nine into exploratory research.

                        2002 Significant Accomplishments
                        --------------------------------

Expanding the Team
------------------
o FEBRUARY 12, 2002 - 454 Corporation, a majority owned subsidiary of CuraGen, named Richard F. Begley, Ph.D. as President and Chief Executive Officer. Dr. Begley joined 454 from Agilent Technologies, where he served as Vice President and General Manager of several divisions within Agilent's Chemical Analysis Group, including their DNA chip-based efforts. Dr. Begley now leads 454 in developing technologies for conducting massive scale genomic and proteomic analysis, with the long-range goal of sequencing human genomes for under $10,000.

o APRIL 4, 2002 - CuraGen elected David R. Ebsworth, Ph.D., former President and General Manager of the Pharmaceutical Business Group for Bayer AG, and John H. Forsgren, Vice Chairman of the Board and Chief Financial Officer of the Northeast Utilities System (NU), to CuraGen's Board of Directors.

o AUGUST 6, 2002 - CuraGen announced that Patrick Zenner, the immediate past President and Chief Executive Officer of Hoffmann-La Roche Inc., North America, joined CuraGen's Board of Directors. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and has extensive experience in strategy, operations and general management.

o SEPTEMBER 9, 2002 - Timothy M. Shannon, M.D., former Senior Vice President of Global Medical Development at Bayer, joined CuraGen's management team as Senior Vice President of R&D and Chief Medical Officer. Dr. Shannon has critical experience in research, strategic drug development, and both medical and clinical affairs. Most recently, Tim held global responsibility for all strategic and operational aspects of clinical development, drug safety and pharmacovigilance, while managing ten vice presidents who oversaw operations in four countries and 1,000 people worldwide. Previously, as the Head of Strategic Drug Development at Bayer, Tim was responsible for the oncology, metabolic disease, and rheumatology disease programs.

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Strategic Drug Development Alliances
------------------------------------
o MARCH 12, 2002 - Alexion Pharmaceuticals and CuraGen entered into a drug target discovery and validation agreement initially focused in oncology that may be expanded to include additional disease areas. This multi-year agreement is enabling each company to leverage the other's respective expertise to discover and validate novel targets for use in developing pharmaceutical products.

o MARCH 13, 2002 - SEQUENOM(TM) and CuraGen expanded their relationship in order to determine the biological context of disease-associated genes through the application of population genetics and proteomic technologies and expertise.

o SEPTEMBER 18, 2002 - Bayer paid CuraGen $2.9 million for the joint development of an innovative technology capable of predicting a drug compound's potential for toxicity. The Predictive Toxicogenomics Screen(TM)
     (PTS) evaluates drug compound toxicities using very small quantities of compounds that are available immediately after high-throughput drug screening and well in advance of the expensive drug scale-up required for traditional safety experiments. By providing scientists with additional insight into a drug's toxicity, this technology is capable of generating information that can potentially allow for earlier prioritization and faster development of critical new drugs.

o OCTOBER 23, 2002 - CuraGen and Ono Pharmaceuticals' scientists expanded their existing pharmacogenomics collaboration to utilize CuraGen's PTS to evaluate Ono's drug compounds. By evaluating compounds early in the drug discovery process, Ono scientists will be able to rank-order compounds by their predicted safety profiles and use this information to select the most appropriate drug compounds for further advancement.

o NOVEMBER 5, 2002 - CuraGen and Mitsubishi Pharma Corporation (MPC) entered into a collaboration to leverage CuraGen's genomics expertise and functional genomic technologies to confirm and characterize drug targets discovered by MPC scientists that have been associated with schizophrenia. In return, CuraGen will receive funding and retain ownership of newly discovered potential protein therapeutics, antibody therapeutics and small molecule targets for further development in CuraGen's CNS program.

Building the Pipeline
---------------------
o JANUARY 30, 2002 - Within one year of signing their $1.4 billion drug development and commercialization alliance, CuraGen and Bayer had elected 31 small molecule targets associated with obesity and diabetes and had completed screening against four of these targets. As a result of these accomplishments, CuraGen's targets were given high priority for screening at Bayer Corporation.

o APRIL 9, 2002 - CuraGen scientists discovered a protein CG57067 (Angioarrestin) capable of inhibiting angiogenesis, one of the primary mechanisms of cancer that supports tumor cell growth. CuraGen scientists are investigating this protein as a potential therapeutic for the treatment of cancer. This research was presented by CuraGen scientists at the American Association for Cancer Research conference on April 7, 2002.

o MAY 2, 2002 - CuraGen and Abgenix scientists successfully developed highly specific, fully human monoclonal antibodies (mAbs) that bind to PDGF D, a member of the Platelet-Derived Growth Factor (PDGF) family, yet do not bind to other members of the PDGF family. PDGF D is a growth factor that has proliferative activity on a wide variety of cells that express PDGF receptors. CuraGen scientists further suggested that antagonism of PDGF D with a fully human mAb is a potentially important method for treating unmet diseases in oncology and inflammation. More specifically, the role of this protein in mesangial cell proliferation suggested that an antibody developed to inhibit protein function may be effective as a therapeutic to treat patients with IgA nephropathy and other renal diseases.

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

o MAY 21, 2002 - CuraGen announced that CG53135 (FGF-20), a novel protein discovered by CuraGen scientists, significantly reduces the severity and extent of tissue damage associated with inflammatory bowel disease (IBD) in several disease models. CuraGen scientists described the role of CG53135 in disease models of IBD at the Digestive Disease Week conference. The effectiveness of this protein on both mesenchymal and epithelial cells also suggests its utility in treating other diseases that cause tissue damage. As a result, CuraGen scientists are preparing to advance this candidate into clinical trials as a potential treatment for patients with mucositis, a debilitating side effect of chemotherapy and radiotherapy.

o OCTOBER 2, 2002 - CuraGen researchers completed a study demonstrating that CG53135 (FGF-20), stimulates cell growth, reduces tissue inflammation and degeneration, and minimizes the severity and extent of mucosal tissue damage associated with intestinal inflammation. A manuscript describing these research findings, titled, "A Novel Human Fibroblast Growth Factor Treats Experimental Intestinal Inflammation," was published in the October 2002 edition of Gastroenterology. This work further supports the use of CG53135 in both mucositis and inflammatory bowel disease.

o NOVEMBER 7, 2002 - Concurrent with the completion of CuraGen's large scale target identification efforts, the Company completed a corporate restructuring to reduce these early stage research efforts and focus its resources on prioritizing, selecting and rapidly advancing its most promising drug candidates. The objective of this restructuring was to decrease early-stage drug discovery expenses and preserve CuraGen's strong financial position.

o JANUARY 7, 2003 - CuraGen and Pfizer scientists entered into a pharmacogenomics collaboration to evaluate Pfizer compounds. Pfizer scientists hope to use this information to rank-order compounds by their predicted safety profiles, prioritize, and then select the most promising compounds for further development.

              Projected Milestones and Financial Guidance for 2003
              ----------------------------------------------------

This section contains forward-looking guidance about CuraGen's business and financial outlook for 2003. Please refer to the safe harbor statement at the end of this release for additional risk factors.

"CuraGen's management believes that we have achieved a balance between our expenditure rate and the speed at which our preclinical and clinical drug pipeline is advancing. To provide our stakeholders with greater insight into the significant progress we are making towards developing a broad pipeline of genomics-based pharmaceutical products, we have outlined below CuraGen's projected milestones and financial guidance for the year 2003," stated David M. Wurzer, CuraGen's Executive Vice President and Chief Financial Officer.

Advancing CuraGen's Drug Pipeline
---------------------------------
CuraGen continues to build long-term value by developing a pipeline of protein, antibody, and small molecule therapeutics. The Company expects to initiate Phase I clinical trials during 2003 for CG53135, which is being investigated as a potential treatment for mucositis.

CuraGen expects to identify three preclinical proteins or antibodies from internal programs, and four small molecule lead candidates through our collaboration with Bayer. CuraGen scientists anticipate submitting three INDs on novel compounds over the next three years and investigating multiple disease indications for each.

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Strategic Drug Development Alliances
------------------------------------
CuraGen continues to reduce the costs and mitigate the risks associated with drug development efforts by establishing strategic alliances. During 2003, CuraGen expects to establish additional collaborations to enhance the Company's ability to move its pipeline forward.

Building the Team
-----------------
CuraGen management anticipates expanding its senior management team in the areas of clinical research and intellectual property. As the Company continues to advance its preclinical and clinical pipeline, additional expertise will be added to help ensure continued execution on its pipeline objectives.

454 Corporation Subsidiary
--------------------------
CuraGen also anticipates incorporating new technologies developed by its 454 Corporation subsidiary to reduce the cost and increase the speed at which the Company brings new discoveries to market. CuraGen expects a technology announcement from 454 Corporation in the first half of 2003, and 454 expects to begin commercializing its technology in the second half of 2003.

Financial Guidance
------------------
CuraGen continues to make significant progress in developing its proprietary drug pipeline. To support these efforts, the Company has shifted its focus from revenue generating service agreements to collaborations that enhance the value of its growing pipeline, while simultaneously strengthening the Company's capabilities and financial position. As a result, CuraGen anticipates that 2003 revenues will be approximately 60% of its 2002 revenues.

Throughout 2003, the Company plans to continue making substantial R&D investments in its emerging preclinical and clinical drug pipeline. To offset these investments, CuraGen completed a corporate-wide restructuring during 2002 to reduce expenses associated with early stage target discovery. As a result, management foresees 2003 research and development expenses and general and administrative expenses decreasing by an estimated 5 - 10%, compared to 2002 expenditures before restructuring charges.

Net interest income for 2003 is anticipated to decrease by 80-85% compared to 2002, because of lower interest rates. CuraGen's losses attributed to its minority ownership in 454 Corporation are expected to increase by approximately 25% to 35% over 2002, as 454 continues to make significant progress in developing new technologies. CuraGen's depreciation expense is anticipated to be approximately $8 million in 2003.

As a result of cost containment measures, CuraGen's overall net loss is projected to decrease between 8% and 12% over the fiscal 2002 net loss, leading to an anticipated cash burn ranging between $85 and $95 million.

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release contains forward-looking statements about our growth and future financial and operating results, our restructuring which will better enable our scientists to select, advance, and manage drug development projects that have the best chance for clinical success, that CG53135 (or FGF20) will be advanced into the clinic during the first half of 2003, the expanded benefits to be realized with our partners under our Strategic Drug Development Alliances, our expectation that we will identify three pre-clinical

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

proteins or antibodies with the potential to advance to IND filing within the next two years, our expectation that four small molecule lead candidates will be identified with Bayer with the potential for IND filing within three years, our expectation to establish additional collaborations to enhance our ability to move our pipeline forward and learn best practices from pharmaceutical partners, our expectation that 454 Corporation will make a technology announcement in the first half of the year, our expectation to commercialize 454 technology in the later half of the year, our ability to reduce costs and mitigate the risks associated with our development of a diversified portfolio of products. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for a more detailed description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                          - FINANCIAL TABLES ATTACHED -

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                       CURAGEN CORPORATION AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                 Three Months Ended           Year Ended
                                    December 31,              December 31,
                                    (unaudited)                (audited)
                               ----------------------     ----------------------
                                 2002         2001         2002          2001
                               --------     --------      --------     --------
Revenue:
  Collaboration revenue        $  3,756     $  5,490      $ 18,246     $ 23,475
                               --------     --------       --------    --------
    Total revenue                 3,756        5,490        18,246       23,475
                               --------     --------      --------     --------
Operating expenses:
  Research and development       17,986       19,988        81,653       65,849
  General and administrative      5,258        4,842        22,652       18,831
  Restructuring and related
    charges                      10,982            -        10,982            -
                               --------     --------      --------     --------
    Total operating expenses     34,226       24,830       115,287       84,680
                               --------     --------      --------     --------
Loss from operations            (30,470)     (19,340)      (97,041)     (61,205)
Interest income, net                145        1,653         1,552       13,237
                               --------     --------      --------     --------
Net loss before income
  taxes and minority
  interest in subsidiary
  loss                          (30,325)     (17,687)      (95,489)     (47,968)

Income tax benefit                  343        1,000         1,199        3,550
Minority interest in
  subsidiary loss                 1,113          525         3,887        1,506
                               --------     --------      --------     --------
Net loss                       $(28,869)    $(16,162)     $(90,403)    $(42,912)
                               --------     --------      --------     --------
Basic and diluted
  net loss per share           $  (0.59)    $  (0.33)     $  (1.85)    $  (0.89)
                               --------     --------      --------     --------
Weighted average number of
  shares used in computing
  basic and diluted net
  loss per share                 49,075       48,704        48,942       48,208
                               --------     --------      --------     --------


                       SELECTED BALANCE SHEET INFORMATION

                                                 December 31,      December 31,
                                                     2002              2001
                                                 ------------      ------------
                                                  (unaudited)       (unaudited)

Cash and investments                               $414,809          $508,349
Working capital                                     404,212           496,131
Total assets                                        448,529           538,701
Total long-term liabilities                         150,263           152,297
Accumulated deficit                                 214,995           124,592
Stockholders' equity                                271,504           355,945

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